Exhibit 99.2
NASDAQ (UNIS) and ASX (UNS) Fiscal Year 2013 3rd Quarter Earnings Call May 9, 2013
This presentation contains forward looking statements under the safe harbor provisions of the US securities laws. These forward-looking statements are based on management's beliefs and assumptions and on information currently available to our management. Our management believes that these forward-looking statements are reasonable as and when made. However you should not place undue reliance on any such forward looking statements as these are subject to risks and uncertainties. Please refer to our press releases and our SEC filings for more information regarding the use of forward looking statements. Cautionary Note Regarding Forward-Looking Statements
CEO Alan Shortall NASDAQ (UNIS) and ASX (UNS)

Upcoming Long-Term Unifill Supply Contract



- Multi-year supply contract with large cap pharmaceutical customer
  - Negotiations complete. All terms agreed. Execution copy routed for signature
  - Expected to generate revenues immediately
- Press conference in New York being scheduled in next few weeks

May 10, 2013

4

First in a series of agreements announced last month - a 15-year customization and commercial supply contract for EZMixAdditional upcoming agreements across entire product portfolio are close to finalization, expected to generate immediate revenueImportant that sufficient time given to each agreement to ensure it generates maximum value for shareholders A Turning Point for Unilife May 10, 2013
Debt Financing to Minimize Dilution Prudently managing our cash position in advance of upcoming agreements being announcedNo intention of a secondary stock offering so as to minimize dilution to existing shareholdersAgreed to terms for debt funding program with a major U.S. life science financing firm Debt program expected to be finalized later this monthSufficiently strengthens the balance sheet during this transition phase into strong and accelerating revenue growth May 10, 2013
Financial Data Overview Rich Wieland Chief Financial Officer
Financial Data 3Q 2013 3Q 2012 Revenues $ 0.7M $ 1.3M Research & development expense $ 5.5M $ 6.7M Selling, general & administrative expense $ 7.3M $ 7.7M Net loss $ 14.1M $ 14.9M Net loss per share - diluted $ 0.17 $ 0.21 Adjusted net loss $ 9.4M $ 10.7M Adjusted net loss per share - diluted $ 0.12 $ 0.15 Continuing to improve operating efficiencies$1.9MM (16%) savings this quarter compared to 3Q 2012
CEO Alan Shortall NASDAQ (UNIS) and ASX (UNS)
Questions May 10, 2013